Exhibit 23.1

Consent of Elliott Davis, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Independence Bancshares, Inc.
Greenville, South Carolina

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the 2005 Stock Incentive Plan (File no. 333-145095) of Independence Bancshares, Inc., relating to our audits of the consolidated balance sheets of Independence Bancshares, Inc. and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, which appear in this Annual Report on Form 10-K of Independence Bancshares, Inc. for the year ended December 31, 2012.

/s/ Elliott Davis, LLC

Greenville, South Carolina
March 27, 2013